Exhibit 2.1

                             CONTRIBUTION AGREEMENT

     This Contribution Agreement ("Agreement") is entered into effective as of the 1st day of February, 2001, between EnerGCorp., Inc., a Florida corporation ("Parent") and American Home Capital Corporation ("American"), and is intended to constitute a capital contribution within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended.

     1. AGREEMENT TO MAKE CONTRIBUTION: Parent owns 100% of the issued and outstanding shares of Swiss Asset Management, Inc. (the "SAMI Stock"), which consists of one thousand (1,000) shares of common stock, no par value. Parent agrees to contribute the SAMI Stock to American concurrently with the issuance to Parent of the Stock referenced in Section 2 hereof. At the date of the contribution of SAMI Stock to American, Parent agrees that the net book value (as determined in accordance with generally accepted accounting principals) of SAMI shall be at least Fifteen Million Dollars ($15,000,000) and, in the event SAMI's net book value is less than Fifteen Million Dollars ($15,000,000), Parent shall, at Parent's election made in Parent's sole and absolute discretion, either (i) make additional contributions of capital to SAMI in an amount equal to the difference between SAMI's actual net book value and Fifteen Million Dollars ($15,000,000) (the "Book Value Shortfall") for the purposes of funding additional loans to be extended by SAMI or (ii) purchase shares of American's unissued common stock at a price of $9.00 per share in the amount of the Book Value Shortfall, which purchase price shall be paid to American to be used in funding additional loans to be extended by SAMI or for such other purpose as American's board of directors determines. In addition, after consummation of the transactions contemplated hereby, Parent agrees to ensure by such means as it deems appropriate that American is able to fulfill the following obligations as they become due (provided that such agreement shall not be deemed a waiver of any defense otherwise available to American against the enforcement of such obligations): $405,000 obligation to the Humber family; $85,000 obligation to Why USA Financial Group; and $70,000 obligation for Employee CSV Insurance.

     2. ISSUANCE OF STOCK: In consideration of the capital contribution referenced in Section 1 hereof, American shall issue to Parent 1,695,654 shares of American's authorized but unissued no par value common stock valued in connection with the capital contribution referenced in Section 1 hereof, at $9.00 per share (the "Stock"), and a warrant to acquire up to an additional 500,000 shares of American's authorized but unissued common capital stock at a price of $10.00 per share, such warrants to be exercisable at any time for a period of thirty (30) months from the date hereof (the "Warrant"). The Warrant will be in the form of Exhibit A.

     3. CLOSING: The closing of the transactions referenced in Sections 1 and 2 hereof (the "Closing") shall take place at Parent's offices located at 1530 West 10th Place, Tempe Arizona, on or before March 12, 2001 or such earlier or later date as the parties may mutually agree. If at the Closing all of the terms, provisions and conditions herein required to have been satisfied by such date have been duly and fully satisfied, the transactions contemplated hereby shall be completed as follows:

          (a) American shall deliver to Parent the certificates evidencing the Stock and the Warrant; and
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          (b) Parent shall deliver to American the  certificates  evidencing the
SAMI Stock, duly endorsed for transfer, or, in the alternative, with stock powers affixed thereto in proper form for transfer, and any necessary stock transfer stamps shall be affixed in the manner provided by law.

     4. EXEMPTION FROM REGISTRATION. The parties intend that the issuance of the Stock and the contribution of the SAMI Stock shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder. The parties similarly understand that the issuance of the Stock will not be registered or qualified with, or reviewed by, any state securities administrator in reliance on similar exemptions. Accordingly, American and Parent understand that the Stock and the SAMI Stock will constitute restricted securities that must be held indefinitely unless the sale thereof is registered under the Act and applicable state law, or exemptions from such registrations are available. Parent and American understand and agree that the Stock and the SAMI Stock will bear the following legend:

          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any other applicable federal or state laws or regulations, and may not be transferred unless a registration statement is in effect thereunder covering the shares, or the shares are exempt from such registration requirements.

     5. AMERICAN'S REPRESENTATIONS AND WARRANTIES: American (which term shall include American and each of its subsidiaries) represents and warrants to Parent as follows:

          (a) ORGANIZATION AND STANDING OF AMERICAN: American is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate power and authority to own its property and conduct its business as now conducted, and is duly qualified to transact business and is in good standing in each state where its business requires qualification. The copy of American's Articles of Incorporation and all amendments thereto to date and the copy of American's Bylaws as amended to date, certified by American's secretary, which have been delivered to Parent are complete and correct as at the date of this Agreement.

          (b) SUBSIDIARIES AND AFFILIATES: American has no subsidiaries or affiliates, except (i) Metro Realty & Investments, Metro Marketing & Sales, Inc. and Metro Financial, Inc., all of which were disposed of on or before January 1, 2001; (ii) MCCA, Inc. and TCS Financial, both of which were disposed of in a transaction dated as of December 28, 2000, for an amount of cash and promissory notes in an amount, in the aggregate, of at least one hundred thousand dollars ($100,000.00); and (iii) TCS Real Estate Services, Inc., TCS Mortgage, Inc. and TCS Insurance Services, Inc.

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          (c)  CAPITALIZATION:  American's  authorized capital stock consists of
Ten million (10,000,000) shares of one tenth cent ($0.001) par value common stock of which One Million Three Hundred Thirty Two Thousand, Seven Hundred Fifty-Six (1,332,756) shares and no more are issued and outstanding, One Hundred Thousand (100,000) shares of no par value preferred stock of which no shares are issued and outstanding, warrants for Five Hundred Twelve Thousand Nine Hundred Twenty-Nine (512,929) shares and options for Two Hundred Three Thousand Five Hundred (203,500) shares, all as set forth on Schedule 5(c). All such issued shares have been validly issued and are fully paid and non-assessable, and all such warrants and options have been issued in compliance with all applicable securities laws and, when the consideration for the shares to be issued pursuant to such warrants and options has been paid, such shares will be validly issued, fully paid and non-assessable. Except as set forth on Schedule 5(c) and as contemplated hereby, as of the Closing, American will have no obligation to issue any shares, nor will any share then be reserved for issuance, upon exercise or conversion of any outstanding options, warrants, convertible securities, or other securities, or otherwise. When issued to Parent in exchange for the capital contribution referenced in Section 1, the Stock will be duly and validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive or other rights of any person.

          (d) FINANCIAL STATEMENTS: American has delivered, or will deliver, to Parent copies of the following financial statements, all of which are, or when delivered will be, true and complete and have been, or will be, prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated:

               (i) A balance sheet as of the close of the fiscal year concluding immediately prior to date of execution of this Agreement, which presents a true and complete statement, as of its date, of American's financial condition and of its assets and liabilities (whether accrued, absolute, contingent or otherwise);

               (ii) A statement of income (which includes, but is not limited to, all taxable income of every nature) and of retained earnings, if any, for the fiscal year ended concluding immediately prior to the date of execution of this Agreement, which accurately presents the results of American's operations for the period indicated.

          (e) AUTHORITY: American's Board of Directors has authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of American and is enforceable in accordance with its terms. No action on the part of the shareholders of American is required for the consummation of the transactions contemplated hereby.

          (f) ABSENCE OF UNDISCLOSED LIABILITIES: Except as and to the extent reflected or reserved against in American's balance sheet for its most recent fiscal year, American, as of the date of such balance sheet, had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, but not limited to, tax liabilities due or to become due in respect of or measured by American's income for any period ending on or prior to the close of such fiscal year, or arising out of transactions entered into, or any stated facts existing, prior thereto.

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          (g) ABSENCE OF CERTAIN  CHANGES:  Since the date thereof and except as reflected by the financial statements herein referred to, there has not been:

               (i) Any material adverse change in American's financial condition, assets, liabilities or business, other than changes in the ordinary course of business or other than changes specifically provided for by the terms of this Agreement;

               (ii) Any damage, destruction or capital loss, whether or not covered by insurance, materially and adversely affecting American's properties, business or prospects;

               (iii) Any declaration, setting aside or payment of any dividend or other distribution in respect of American's capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock, except as specifically provided for by the terms of this Agreement;

               (iv) Any increase in the compensation payable or to become payable by American to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of them except for increases effected in accordance with Company's established policy of periodic wage and salary review and of sporadic increases to retain personnel, all of which are reflected in American's payroll records;

               (v) Any labor trouble, or any event or condition of any character, materially and adversely affecting American's business or prospects (other than matters affecting economic or business conditions in general).

          (h) TAXES: American has filed before delinquent all federal, state and local tax returns that are required to be filed and has fully paid or adequately reserved all income, profits, franchise, sales, use, occupation, property, excise and other taxes payable pursuant to such returns, to assessments made or otherwise. No claims for deficiencies on any such returns or other tax reports are pending or, to American's knowledge, threatened against American. No assessment has been proposed with respect to any tax return filed by or with respect to American. There is no presently outstanding waiver by American of the statute of limitations pertaining to any taxes payable by it.

          (i) TITLE TO PROPERTIES, LIENS AND ENCUMBRANCES: American has good and marketable title to all its properties and assets, real and personal, tangible and intangible including those reflected in its aforesaid balance sheet (except as since sold or otherwise disposed of in the ordinary course of business) and those consisting of intellectual property rights, subject to no mortgage, pledge, lien, claim, encumbrance, license or charge except for liens shown on such balance sheet as securing specific liabilities set forth therein (with

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respect to which no default  exists),  except for the lien of current  state and local property taxes not in default. No person, including any officer or director of American owns, directly or indirectly, in whole or in part, any
patents,   patent   applications,   trademarks,   trademark   registrations   or
applications therefor, trade names, copyrights, or copyright registrations or applications therefor which American is presently using or the use of which is necessary in connection with the performance of any material contract, proposal or letter of intent to which American is a party.

          (j) CONTRACTS: Schedule 5(j) correctly sets forth all of the indentures, mortgages, security agreements, chattel mortgages, conditional sales agreements, insurance policies, pension, retirement, bonus, group insurance, welfare, employee stock option, employee stock purchase or other similar plans, contracts, written proposals and letters of intent to which American is a party, and all material amendments thereof. No default or claimed default exists and no event has occurred which after the passage of time or the giving of notice would constitute a default in any obligation on American's part or, to American's knowledge, on the part of any other party to be performed under any agreement or other instrument referred to in Schedule 5(j) except as set forth in Schedule 5(j). There are no employment contracts or agreements, or understandings of any kind or nature which give rise to a claim of a right to employment or special benefits or compensation between American and any person, including without limitation, its officers, directors, shareholders and employees. Except as set forth in Schedule 5(j), American does not maintain any employee bonus, pension, profit-sharing, stock option, incentive, deferred compensation, hospitalization, medical, insurance or other employee benefit plan.

          (k) LITIGATION, ETC.: There are no outstanding claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting American or its business, prospects or condition (financial or otherwise), or its properties or assets, or that would prevent the performance of this Agreement or any of the transactions contemplated hereby, or that declare the same unlawful or cause the rescission thereof. American has complied with and is not in default in any respect under (and has not been charged or threatened with, and is not under any investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative), or any order, writ, injunction or decree of any court, agency or instrumentality.

          (l) NO BROKERS, ETC.: All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted directly between American and Parent or their respective attorneys, without the intervention of any person and no finder or broker has acted for American in relation to the transactions covered by this Agreement.

          (m) NO CONFLICT: The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not cause, constitute or conflict with or result in any breach or violation of any provision of or constitute a default under any license, indenture, mortgage,

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charter,  instrument,  articles of incorporation,  bylaws, or other agreement or instrument to which American is a party, or by which it or its property may be bound, nor will any consents or authorizations of any person not a party hereto be required; an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of American; or any event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of American.

          (n) FULL DISCLOSURE: None of American's representations and warranties in this Agreement or in any exhibit, certificate or other document provided or delivered to Parent by or on behalf of American in connection herewith, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

     6. PARENT'S REPRESENTATIONS AND WARRANTIES:

          (a) CORPORATE POWER: Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power to own its properties and carry on its business as now being conducted.

          (b) CORPORATE AUTHORITY: The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action and does not constitute a violation of the Articles of Incorporation or Bylaws of Parent nor any understanding or outstanding agreement to which Parent is a party, by which it is bound, does business or holds property, or any law, order, rule, regulation, writ, injunction or decree of any court or federal, state or local commission, board or other administrative agency having jurisdiction over Parent or its business or property.

          (c) SAMI STOCK: Parent is the owner of the SAMI Stock, and has good and marketable title (legal and beneficial) thereto, free and clear of all liens, pledges, proxies, voting trusts, encumbrances, security interests, claims, charges, and restrictions whatsoever. The SAMI Stock has been duly authorized and validly issued, and is fully paid and nonassessable. No SAMI Stock was issued in violation of any federal, state or other law pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any person.

          (d) FINANCIAL STATEMENTS: The financial statements of Parent and SAMI provided to American (i) are in conformity with Parent's and SAMI's books and records and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as set forth in the report of auditors, if any, which accompanies them, (ii) are correct and complete in all material respects and include all adjustments necessary to a fair presentation,
(iii) accurately reflect all of Parent's liabilities and obligations (whether direct or indirect, accrued, absolute, contingent or otherwise), including without limitation tax liabilities due or to become due. From the date of the aforementioned balance sheet to the Closing date, Parent and SAMI has conducted and will conduct its business so that at the Closing there will have been no material adverse change in the financial position, net worth or results of operations of Parent as reflected in the aforementioned financial statements.

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          (e) LITIGATION,  ETC.: There are no outstanding  claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting Parent or its business, prospects or condition (financial or otherwise), or its properties or assets, or that would prevent the performance of this Agreement or any of the transactions contemplated hereby, or that declare the same unlawful or cause the rescission thereof. Parent has complied with and is not in default in any respect under (and has not been charged or threatened with, and is not under any investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative), or any order, writ, injunction or decree of any court, agency or instrumentality.

          (f) NO BROKERS, ETC.: All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted directly between American and Parent or their respective attorneys, without the intervention of any person and no finder or broker has acted for Parent in relation to the transactions covered by this Agreement.

     7. NATURE AND SURVIVAL OF REPRESENTATIONS: The representations and warranties made by Parent and American, and their respective obligations to be performed under the terms hereof at, prior to, or after the Closing hereunder, shall not expire with, or be terminated or extinguished by, such closing notwithstanding any investigations of the facts constituting the basis of the representations and warranties of another party by any party hereto or anyone on behalf of any party hereto.

     8. INDEMNIFICATION.

          (a) American agrees to indemnify Parent against and in respect of:

               (i) any and all loss, liability, cost, expense or damage resulting from any misrepresentation, breach, non-performance or inaccuracy of any representation, indemnity, warranty, or any covenant by American made or contained in this Agreement or in any exhibit, certificate or document executed and delivered to Purchaser by or on behalf of the American required by this Agreement or any of the transactions contemplated herein;

               (ii) any and all costs, expenses (including settlement payments made as provided in this Agreement), actions, suits, proceedings, claims, demands, assessments, judgments, incident to or arising as a result of any breach, misrepresentation, non-performance or inaccuracy described in subsection
(i) of this subsection;

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               (iii) any and all costs,  expenses and all other  actual  damages incurred by Parent in remedying any breach, misrepresentation, non-performance or inaccuracy described above, including, by way of illustration and not limitation, all legal and accounting fees and expenses, other professional expenses and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims that, if successfully prosecuted would have resulted in Damages (as defined herein); and

               (iv) any and all deficiencies, underpayments of tax, penalties, additions to tax, interest payments, payments of any taxes including, without limitation, income, employment, payroll, F.I.C.A., F.U.T.A., sales, use, trust fund taxes and tax payments to be withheld, and any and all other costs and expenses including, without limitation, legal and accounting fees and expenses, relative to examinations, proposed or final adjustments arising from such examinations and any assessments relating thereto, contests, claims, suits or proceedings respecting the determination of loss, liability, cost, expense and/or damage resulting from deficiencies in federal, state or local taxes, in respect of or directly or indirectly related to or resulting from the tax computation for any periods) ended on or prior to the date hereof.

Any and all of the foregoing sometimes herein are referred to collectively as "Damages."

     Parent may recoup any Damages by causing American to issue additional shares of Stock, at a value of $9.00 per share.

          (b) Parent shall indemnify American against and in respect of:

               (i) any and all loss, liability, cost, expense or damage resulting from any misrepresentation, breach, non-performance or inaccuracy of any representation, indemnity, warranty, or any covenant by Parent made or contained in this Agreement or in any exhibit, certificate or document executed and delivered to American by or on behalf of Parent required by this Agreement or any of the transactions contemplated herein;

               (ii) any and all costs, expenses (including settlement payments made as provided in this Agreement), actions, suits, proceedings, claims, demands, assessments, judgments, incident to or arising as a result of any breach, misrepresentation, non-performance or inaccuracy described in subsection
(i) of this subsection;

               (iii) any and all costs, expenses and all other actual damages incurred by American in remedying any breach, misrepresentation, non-performance or inaccuracy described above, including, by way of illustration and not limitation, all legal and accounting fees and expenses, other professional expenses and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims that, if successfully prosecuted would have resulted in damages.

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          (c) If any legal  action or any  arbitration  or other  proceeding  is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover
reasonable   attorney's  fees  and  other  costs  incurred  in  that  action  or proceeding, in addition to any other relief to which it may be entitled.

     9. COVENANTS OF AMERICAN PRIOR TO CLOSING: American (which term includes American and all of its subsidiaries) covenants and agrees to and with Parent as follows:

          (a) CORPORATE MATTERS. As soon as reasonably practicable after the execution and delivery of this Agreement and in any event prior to the Closing, American shall provide Parent with satisfactory evidence that it has (i) effected a consolidation of its outstanding shares of common stock on a basis of one (1) share to be issued in replacement of ten (10) shares outstanding on the date of this Agreement, such that, after the consolidation, the Stock being issued to Parent pursuant to Section 2 constitutes not less than 94% of the issued and outstanding shares of American's common stock; (ii) terminated the warrants held by Northstar Partners by virtue of expiration in accordance with their terms; (iii) reduced the size of its Board of Directors to five members;
(iv) sold its interest in MCCA, Inc. and TCS Financial, Inc. in a sale that netted American not less than $100,000 in cash and notes receivable and disposed of Metro Realty & Investments, Metro Marketing & Sales, Inc. and Metro
Financial, Inc., on terms satisfactory to Parent; and (v) declared (as of a record date prior to the date on which Parent becomes a shareholder of American, but after effecting the consolidation referenced above) and paid a dividend to its shareholders consisting of a warrant to acquire one share of American's common stock for every one share of common stock then owned, after the effected consolidation set forth in (a)(i) above, by such shareholder at the time of exercise, with such warrant to have an exercise price of $10.00 per share and be exercisable for a period of thirty (30) months from its issuance date. Such warrant will be in the form of Exhibit A.

          (b) INFORMATION AND ACCESS. American will give to Parent and its counsel, accountants and other representatives, full access during normal business hours to all the properties, books, contracts, documents and records of American, and will furnish to Parent all such documents and records and information with respect to the affairs of American as Parent from time to time shall reasonably request. Parent agrees that unless and until the Closing has been consummated hereunder, Parent and its representatives will hold in strict confidence all data and information so obtained from American, and if the transactions herein provided for are not consummated, Parent will return to American all such data as American may reasonably request.

          (c) CONDUCT OF BUSINESS. The business of American will be conducted diligently and only in the ordinary course to the date of Closing; and American will use its best efforts (without making any commitments on behalf of or which would be binding upon Parent) to preserve the business organization, to keep available to Parent the present officers and employees of American and to preserve for Parent the relationships of American with others having business relations with it.

          (d) CONTRACTS. Except for contracts with Parent, or by mutual agreement, no contract or commitment for the sale of products or services by American in any amount or any amendment or extension of any contract or commitment for such sale shall be entered into by American after the execution hereof, except in the ordinary course of business.

          (e) COMPENSATION. American will not, without Parent's prior written consent, increase or decrease any salaries payable or to become payable by American to any employee, nor will American increase or decrease benefits payable to any officer or employee under any bonus or pension plan or other contract or commitment.

          (f) SALE OF CAPITAL ASSETS. American will not sell or otherwise dispose of, other than in the ordinary course of its business, any of its properties or interests therein without the prior written consent of Parent, except as otherwise specifically contemplated hereby.

          (g) DIVIDENDS. American will not declare or pay any dividend or make any other distribution on or in respect of any of its capital stock, except as otherwise specifically contemplated hereby.

          (h) CORPORATE FRANCHISES. American will take such action as may be necessary to maintain, preserve, renew and keep in full force and effect American's corporate existence, rights, licenses, franchises and permits, will not amend either its articles of incorporation or its bylaws, and will duly comply with all laws and regulations applicable to it or to the conduct of its business.

          (i) NONCIRCUMVENTION. American shall, and shall cause its officers and directors to, take no action (or omit to take any action) that would tend to delay, hinder, prohibit, circumvent or otherwise cause Parent not to obtain the benefits contemplated by this Agreement. The parties hereby acknowledge and agree that Parent would not obtain or realize the benefits intended to be derived from the transactions contemplated hereby if either (i) Parent's ability to vote the Stock is restricted or otherwise limited in any respect, or (ii) the transactions contemplated hereby cannot be conducted on a tax-free basis. Therefore, the parties agree that Parent shall have the absolute right to rescind if any of the foregoing events occurs.

     10. CONDITIONS PRECEDENT TO PARENT'S OBLIGATIONS: All obligations of Parent under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) AMERICAN'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. American's representations and warranties contained in this Agreement shall be true at and as of the Closing as though such representations and warranties were made at and as of such time.

          (b) AMERICAN'S PERFORMANCE. American shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (c) AMERICAN'S CERTIFICATE. American shall have delivered to Parent its certificate dated the date of the Closing, certifying the fulfillment of the conditions specified in paragraphs (a) and (b) of this Section 10.

     11. CONDITIONS PRECEDENT TO AMERICAN'S OBLIGATIONS: All of the obligations of American under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) PARENT'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Parent's representations and warranties contained in this Agreement shall be true at and as of the Closing as though such representations and warranties were made at and as of such time.

          (b) PARENT'S PERFORMANCE. Parent shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (c) PARENT'S CERTIFICATE. Parent shall have delivered to American its certificate dated the date of the Closing, certifying the fulfillment of the conditions specified in paragraphs (a) and (b) of this Section 11.

     12. TERMINATION. In addition to any other remedies such party may have, either of the parties may terminate this Agreement, without liability upon (a) the failure of any condition not otherwise waived by the party entitled to performance, or (b) upon mutual written consent of the parties.

     13. FORM OF DOCUMENTS. All instruments, certificates, opinions and other documents to be delivered under this Agreement by any party to any other must be in form satisfactory to counsel for the other party.

     14. EXPENSES. Each party will pay all costs and expenses of its performance of and compliance with all agreements and conditions contained in this Agreement on its part to be performed or complied with.

     15. ASSIGNMENT. This Agreement and any rights pursuant thereto are not assignable without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, and their permitted successors, heirs or assigns, any rights or remedies under or by reason of this Agreement.

     16. PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted heirs, successors and assigns of Parent and American.

     17. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, certified mail, postage prepaid, to their principal corporate address, or at such other address as directed in writing:

          To Parent:     EnerGCorp., Inc.
                         1530 W. 10th Place
                         Tempe, AZ 85281
                         Attn: Peter J. Workum

          To American:   American Home Capital Corporation
                         10525 Vista Sorrento Parkway, No. 200
                         San Diego, CA  92121

     18. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19. GOVERNING LAW. This Agreement is being executed and delivered and is intended to be performed in the State of Arizona and shall be construed and enforced in accordance with the laws of such State.

     20. HEADINGS AND EXHIBITS. The section and paragraph headings of this Agreement are inserted for convenience only and shall not constitute a part hereof. The Exhibits referred to herein have been or will be identified by the signatures of the parties hereto and when delivered and attached hereto shall constitute a part hereof.

     21. MISCELLANEOUS. Neither this Agreement nor any provision hereof may be waived, changed, modified or amended other than in writing signed by the party against whom enforcement is sought. Time is of the essence of this Agreement and each provision hereof. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements and understandings with respect thereto, all of which are merged into this Agreement. Original signatures transmitted by facsimile communications shall constitute originals for purposes of valid execution of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed in its corporate name by its officers thereunto duly authorized and its corporate seal to be hereunder affixed and duly attested as of the day and year first above written.


EnerGCorp., Inc.,                       American Home Capital Corporation,
a Florida corporation                   a Nevada corporation


By: /s/ Peter J. Workum                  By: /s/ Grant E. Sardachuk
    --------------------------------        ------------------------------------
    Peter J. Workum, President              Its: President and Director

                                    EXHIBIT A
                        AMERICAN HOME CAPITAL CORPORATION

                          Common Stock Purchase Warrant

     American Home Capital Corporation, a Nevada corporation, (the "Company"), has granted to EnerGCorp, Inc. or registered assigns, a Warrant (this "Warrant") for an aggregate of 500,000 shares of Common Stock without par value ("Stock") of the Company for a price of $10.00 per share (over and above the consideration paid for this Warrant) or an aggregate of $5,000,000 (the "Total Purchase Price"), such number of shares and such price per share being subject to adjustment as described below. This Warrant is issued by the Company and is accepted by the holder on the following understandings:

     1. The number of shares of Stock (or other securities) purchasable under this Warrant, and the price per share payable therefor (the "Exercise Price"), are to be adjusted as upon the occurrence of any of the events specified in Subsections 1.1 and 1.5 below.

     1.1. An adjustment is to be made upon:

          (a) the issuance by the Company of Stock (exclusive of Stock issuable pursuant to options and warrants outstanding at the date of this Warrant or pursuant to options which are subsequently granted and comprise "qualified stock options" within the meaning of Section 422 of the Internal Revenue Code of 1954, as amended) for a consideration to it of less than the Exercise Price then in effect,

          (b)  any split or reverse split of the Stock, or

          (c) the issuance of any security or other instrument carrying conversion rights or rights to purchase shares of Stock (exclusive of options which are subsequently granted and comprise "qualified stock options" as aforesaid) at a price per share less than the Exercise Price then in effect.

     1.2. Upon any occurrence specified in Subsection 1.1(a) or (b) above, the Exercise Price will be adjusted so as to equal the quotient of

          (i) the sum of (a) the product of the number of shares of Stock outstanding immediately before such occurrence multiplied by the then effective Exercise Price plus (b) the consideration, if any, which shall have been received by the Company upon such occurrence, divided by

          (ii) the total number of shares of Stock outstanding immediately after such occurrence rounded to the nearest full cent;

provided, however, that the Exercise Price resulting from any such adjustment will in no event exceed the Exercise Price which would be in effect but for the making of such adjustment.

     1.3 Any occurrence specified in Subsection 1.1(c) will be deemed to be an issuance of the maximum number of shares of Stock purchasable upon exercise of the conversion or other rights contemplated in Subsection 1.1(c), with such shares to be presumed issued for a consideration equal to the sum of that received by the Company for the issuance of the security conferring such rights plus that payable to the Company upon exercise of such rights. The Exercise Price and number of shares of Stock purchasable under this Warrant will, upon any occurrence specified in Subsection 1.1(c), be adjusted in the manner stated in Subsection 1.2. No further adjustment is to be made upon the issuance of additional shares of Stock at the time of the exercise of the rights contemplated in Subsection 1.1(c); however, further adjustment will be made upon expiration of such rights (unexercised) to eliminate adjustments made on account of the issuance of this Warrant as aforesaid; and in case the additional consideration payable upon the exercise of any such rights (remaining exercisable) is increased, or the number of shares deliverable is decreased, appropriate adjustments will be made to reflect such increase or decrease.

     1.4. In computing cash consideration received or to be received by the Company upon any such issuance, no deduction will be made for any underwriting or brokerage discounts or commissions. In computing consideration consisting of something other than cash, the amount of this Warrant will be deemed to be its value as determined by the Board of Directors of the Company, irrespective of the accounting treatment of this Warrant. Additional shares of Stock, or securities convertible into Stock, issuable by way of a stock dividend will be presumed to have been issued, without consideration to the Company therefor, immediately before the close of business on the date fixed for the determination of the stockholders entitled to receive such dividend. Split or combined shares of Stock resulting from a stock split or reverse split will be presumed to have been issued at the time the split or reverse split becomes effective. Each adjustment required pursuant to Subsections 1.2 and 1.3 by any occurrence in this Warrant contemplated will be deemed made as of the close of business on the actual or presumed (as above stated) date of issuance of the Stock involved in such occurrence.

     1.5. Upon each such adjustment in the Exercise Price, the number of shares of Stock purchasable under this Warrant will be adjusted by dividing the Total Purchase Price by the per share Exercise Price in effect immediately after such adjustment rounded up to the nearest whole number.

     1.6. If the Company consolidates with or merges into any other corporation or transfers substantially all of its assets to any other corporation, the surviving or acquiring corporation will execute and deliver to the holder a supplement to this Warrant providing that the holder has the right to purchase under this Warrant the kind and amount of securities to which such holder would be entitled upon such consolidation, merger or transfer were he then to own the number of shares of Stock of the Company which is purchasable under this Warrant immediately before such consolidation, merger or transfer. Any such supplement will provide for adjustments as nearly equivalent as practicable to those provided for in this Section 1.

     1.7. Notice of each adjustment or of any consolidation, merger or transfer, will be mailed to the holder of this Warrant at its address as it then appears on the Company's books.

     1.8. The foregoing provisions of this Section 1 will apply to successive occurrences requiring adjustment or supplement as above provided.

     2. This Warrant is exercisable at any time before the close of business on its expiration date, as to all, and from time to time during such period as to any part, of the shares of Stock which the holder is at the time entitled to purchase.

     2.1. To effect any such exercise, the holder must surrender this Warrant, before its expiration, to the Company at its principal office, with the form of subscription attached hereto properly executed and with payment in full of the purchase price for the shares being purchased under this Warrant. Unless a registration statement pursuant to the Securities Act of 1933, as amended, is in effect with respect to such shares or unless the necessity for doing so is waived by the Company upon advice of legal counsel, any such surrender must be accompanied by the holder's affirmation of his investment intention and intent to comply with the Rules and Regulations promulgated under such Act, in form satisfactory to the Company, relative to the Stock being purchased by him.

     2.2. As soon as practicable after such surrender, the Company will issue and deliver at its said office to such holder, or on the holder's written order (if consistent with his aforementioned investment intention), a certificate or certificates for the number of shares purchased and, in the case of any partial exercise of this Warrant, a new Warrant for the balance of the shares of Stock which remains purchasable under this Warrant. No adjustment is to be made upon exercise for dividends on shares of Stock issuable pursuant to such exercise.

     2.3. Any such exercise will be deemed effected immediately before the close of business on the date when this Warrant has so been surrendered, and payment of the purchase price made, to the Company, and at that time the person in whose name the stock certificate or certificates are issuable as aforesaid will be deemed to have become the holder of record of the shares evidenced.

     3. The Company will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Stock, the full number of shares of Stock then issuable upon exercise of this Warrant. All shares of Stock which may be issued upon such exercise will, when issued, be fully paid and non-assessable. Pending such exercise, this Warrant confers no right to vote or consent or to receive notice as a stockholder of the Company, as such, with respect to any matter whatsoever, or any other rights or privileges as a stockholder of the Company.

     4. At least fifteen days before any date on which a holder of Stock of the Company must appear of record on its books in order to participate tin this Warrant, the Company will give to the holder of this Warrant written notice of any proposed distribution of assets of the Company upon its dissolution or liquidation or of any dividend to be paid other than (i) out of earned surplus or (ii) by way of a dividend payable in shares of Stock.

     5. This Warrant is issuable in fully registered form only. Subject to the effect of any investment representation made by the holder with respect thereto, this Warrant is transferable by the registered holder of this Warrant in person, or by its attorney duly authorized in writing, on a register to be maintained by the Company at its principal office, upon the surrender and cancellation of this Warrant. Upon any such transfer, a new Warrant of like tenor will be issued to the transferee in exchange for this Warrant. The address which is shown for any registered holder on such register may be used by the Company for the giving of notices and all other proper purposes. The Company may deem and treat the registered holder as the absolute owner of this Warrant for the purpose of receiving notices and all other proper purposes, and the Company will not be affected by any notice to the contrary.

     6. The provisions of this Section 6 relate: to the period between the date of issuance of this Warrant and the later to occur of (i) the expiration of this Warrant (unexercised) or (ii) the passage of two years after the exercise of this Warrant; and to the Stock ("Underlying Stock") purchasable or purchased upon the exercise of this Warrant (the term "holder", when subsequently used in reference to Underlying Stock remaining purchasable at any given time, means the holder of this Warrant, and when used in reference to Underlying Stock theretofore purchased upon exercise of this Warrant, means the holder of such Underlying Stock). If the Company intends to file at any time during that period a registration statement under the Securities Act of 1933, as amended (the "Act") with respect to an offering of any of its securities, which statement is on a form appropriate for registering an offering of Underlying Stock under the Act, then, subject to the provisions of Subsection 6.8, the following procedure will be observed.

     6.1. The Company will give the holder written notice, at least thirty days in advance of the filing date, of its intention to file such registration statement. If the holder so elects, it may have the Underlying Stock (or the portion of this Warrant specified by the holder) included in the registration statement which the Company proposes to file, provided that the holder requests such inclusion in writing within two weeks after the date of the Company's aforementioned notice of intention to file. Any such request made by the holder must include: a description of the transaction proposed by the holder with respect to the Underlying Stock to which the request pertains; an undertaking by the holder to furnish to the Company such information as the Company or the
Securities and Exchange Commission may require in connection with the registration sought by the holder; an agreement to cooperate in the Company's efforts to cause the registration statement to become effective as soon as practicable; and confirmation of the holder's obligations described in Subsection 6.3.

     6.2. After the filing of a registration statement including Underlying Stock, the Company will use its best efforts to cause such registration statement to become effective as soon as practicable. The Company will not be required to keep any such registration statement effective for more than nine months after its effective date. The Company will cooperate in reasonable efforts of the holder to have the Underlying Stock qualified for sale or other disposition under such blue sky or state securities laws as may be involved in the holder's aforementioned description of its proposed transaction, but the Company will not be required to qualify to do business or to file a general consent to service of process in any state. All of the costs and expenses of any such registration statement and of any such state qualification, other than those which would not be incurred if Underlying Stock were not being registered and qualified, will be borne by the Company, and it will be reimbursed by the holder for the extra costs and expenses attributable to the Underlying Stock.

     6.3. To the extent reasonably requested by the Company or its underwriters, the holder will cooperate in efforts of such underwriters to maintain an orderly distribution of all securities (including the Underlying Stock) covered by such registration statement. In any event, the holder will cause any marketing of Underlying Stock covered by such registration statement to comply strictly with the Act, with the Securities Exchange Act of 1934, and with all rules and regulations promulgated under either of such Acts. The holder will indemnify the Company and each of its directors and officers against all liabilities to which it or any such director or officer may become subject, under the Act or otherwise, by reason of any untrue statement or alleged untrue statement of a material fact contained in any registration statement covering Underlying Stock at the request of the holder, or by reason of any omission or alleged omission to state in any such registration statement a material fact required to be stated tin this Warrant or necessary to make the statements tin this Warrant not misleading, but only if, and only to the extent that, such statement or omission was in reliance upon, in conformity with, and within the scope of the body of, written information furnished to the Company by the holder specifically for use in the preparation of such registration statement.

     6.4. Conversely, the Company will indemnify the holder against all liabilities to which the holder may become subject, under the Act or otherwise, by reason of any untrue statement or alleged untrue statement of a material fact contained in any registration statement covering Underlying Stock, or by reason of any omission or alleged omission to state in any such registration statement a material fact required to be stated tin this Warrant or necessary to make the statements tin this Warrant not misleading, except to the extent that such statement or omission is the subject matter of indemnification afforded to the Company by the holder pursuant to Subsection 6.3.

     6.5. For the purposes of Subsection 6.3, each person who may control the Company within the meaning of the Act will be deemed included in all references to it. For the purposes of Subsection 6.4, each person who may control the holder within the meaning of the Act will be deemed included in all references to the holder. Any reference in Subsections 6.3 and 6.4 to "liabilities" will be deemed to include losses, claims and damages, joint and several, and legal and other expense incurred by an indemnified party in connection with investigating or defending against any such loss, claim, damage or liability or any action brought in regard thereto. Any reference made in Subsections 6.3 and 6.4 to a

"registration statement" will be deemed to relate to the applicable registration statement as finally amended at the time when it becomes effective, inclusive of the applicable prospectus as so amended, and to each post-effective amendment or supplement to such registration statement.

     6.6. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action asserting liability on the part of such party, such indemnified party will, if a claim in respect of this Warrant is to be made against the indemnifying party under this Section, notify the indemnifying party in writing of such commencement (and omission so to notify the indemnifying party will relieve it from any liability under this Section, but not from any other liability which it may have to an indemnified party). If notice of such commencement is given as aforesaid, the indemnifying party will be entitled to participate in the action and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of this Warrant, with counsel satisfactory (in a reasonable exercise of judgment) to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume such defense, the indemnifying party will not be liable to the indemnified party under this Section for any legal or other expense subsequently incurred by the indemnified party in connection with such defense, other than reasonable costs of investigation. No such indemnifying party will be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of the indemnifying party.

     6.7. Any provision in this Warrant contained to the contrary notwithstanding, the Company will not be required to register any Underlying Stock which, in the opinion of counsel satisfactory to the holder and to the Company, may then be sold or otherwise disposed of in the manner contemplated by the holder without registration of this Warrant under the Act. If the counsel settled upon for the giving of any such opinion is other than the counsel initially proposed by the Company, the fees of such other counsel will be paid by the holder.

     6.8. The Company's obligation to give notice of its intention to register securities under the Act, and the holder's right to include Underlying Stock in any such registration, will terminate and be of no further force or effect at such time as any shares of Underlying Stock have, pursuant to this
Section 6, been included at the request of the holder in any registration statement which has become effective under the Act.


Dated: March ___, 2001.                 American Home Capital Corporation


                                        By
                                           -------------------------------------
                                           President
Attest:


-----------------------------
Secretary

                                  SUBSCRIPTION


To American Home Capital Corporation

     As registered holder of the foregoing Warrant, and in accordance with the provisions of this Warrant, the undersigned irrevocably elects to purchase shares of Stock now covered by such Warrant at the purchase price therefor in effect immediately before the close of business on the date when such Warrant, accompanied by this signed Subscription, is surrendered to the Company as contemplated in the Warrant, and herewith submits full payment of such purchase price.


Dated:
       -----------------

                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Address

                                        ----------------------------------------

                                  Schedule 5(c)

                           SCHEDULE OF CAPITALIZATION

                        AMERICAN HOME CAPITAL CORPORATION

                                    WARRANTS
--------------------------------------------------------------------------------
       Warrant                      # of            Exercise          Expiration
       Holder                     Warrants            Price              Date
--------------------------------------------------------------------------------

Jones, Robert E.        (a)          6,500           $18.80             9/28/03
Northstar Partners      (b)        321,429           $ 1.40              2/1/01
Law Investments, Inc.              150,000           $ 1.00              4/1/03
William J. Zures                    35,000           $ 1.00              4/1/01
Grant E. Sardachuk                   9,000           $ 2.50                   *
Grant E. Sardachuk                  15,000           $ 0.01                   *
Gregory Harrington                   7,000           $ 2.50                   *
Gregory Harrington                  15,000           $ 0.01                   *
William Perkins                     10,000           $ 2.50                   *
William Perkins                     15,000           $ 0.01                   *
William J. Zures                     5,000           $ 2.50                   *
William J. Zures                    15,000           $ 0.01                   *
                                  --------
                                   603,929
                                  --------


                                  STOCK OPTIONS
--------------------------------------------------------------------------------
       Option                       # of            Exercise          Expiration
       Holder                     Options             Price              Date
--------------------------------------------------------------------------------

James B. Kylstad        (c)         10,000           $18.60              8/4/03
Cheryl L. Burnett       (d)          2,500           $18.60              8/4/03
Michael R. Dillon                  100,000           $2.625             5/20/09
                                  --------
                                   112,500
                                  --------

----------
(a)  Originally issued as TCS Enterprises common stock 65,000 shares @ $1.88
(b)  Originally issued as TCS Enterprises common stock 3,214,286 shares @ $0.14
(c)  Originally issued as TCS Enterprises common stock 100,000 shares @ $1.86
(d)  Originally issued as TCS Enterprises common stock 25,000 shares @ $1.86
*    Director's option program was never documented, expiration date not set.

                                  Schedule 5(j)

                         SCHEDULE OF MATERIAL AGREEMENTS

                        AMERICAN HOME CAPITAL CORPORATION

*    Office Lease - San Diego
     TCS Mortgage and Wateridge Industrial Partnership, dtd. 3/25/96
     With Tenant Estoppel Certificate, dtd. 9/26/96 (Assigned lease to new ownership: CarrAmerica Corp)

*    Office Lease - Las Vegas
     TCS Mortgage and Bertges, dtd. 6/27/00

*    Amended and Restated Warehouse Loan and Security Agreement
     TCS Mortgage and The Provident Bank, dtd. 7/12/99

*    Servicing Agreement
     TCS Mortgage and The Provident Bank, dtd. 6/01/00

*    Continuing Unconditional Guaranty
     Michael R. Dillon and The Provident Bank, dtd. 5/15/00
     James B. Kylstad and Cheryl B. Dodds and The Provident Bank, dtd. 7/19/00

*    Equipment Lease Agreement
     TCS Mortgage and Scripps Bank, dtd. 1/11/99

*    Equipment Lease Agreement
     TCS Mortgage and Scripps Bank, dtd. 6/4/99

*    Independent Contractor Agreement
     American Home Capital Corporation and Jim Kylstad dated January 14, 2001

*    Mutual Settlement Agreement and General Release
     American Home Capital Corporation and Jim Kylstad dated January 18, 2001

                                  Schedule 5(j)

                       SCHEDULE OF EMPLOYEE BENEFIT PLANS

                        AMERICAN HOME CAPITAL CORPORATION

*    Aetna US Healthcare #452785-037 - HMO (California)

*    Aetna US Healthcare #452785-027 - PPO (California)

*    Aetna US Healthcare #07486841 - HMO (Nevada)

*    Aetna US Healthcare #452785-025 - Group Life Insurance

*    Standard Insurance #00-625916 - Long Term Disability

*    Principal Financial Group #P 4647-1 - Group Dental Insurance

*    TIG Policy #80590750 - Workers Compensation Insurance (California)

*    Employers Insurance Co. of Nevada #NWC40033100 - Workers Comp (Nevada)

*    TCS Enterprises, Inc. Section 125 / Cafeteria Plan

*    TCS Enterprises, Inc. 401(k) Plan Profit Sharing

*    Employee Stock Option Plan

*    Nonqualified Stock Option Plan